SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2006

ARBIOS SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-32603 (Commission File Number)	91-1955323 (I.R.S. Employer Identification No.)

8797 Beverly Blvd., Suite 304 Los Angeles, California (Address of Principal Executive Offices)	90048 (Zip Code)

(310) 657-4898
(Registrant’s Telephone Number, Including Area Code)
______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 13, 2006, the Company entered into consulting agreements previously authorized by the Company’s Board of Directors, with each of Richard W. Bank, M.D., Roy Eddleman, Marvin S. Hausman, M.D. and AFO Advisors, LLC, whose President is Amy Factor, all of whom are directors of the Company that are not standing for re-election at the Company's 2006 Annual Meeting of Stockholders.

Under the terms of the agreements, each of these entities will provide consulting services to the Company. In return, the Company will pay Mr. Eddleman and Dr. Hausman $1,500 per day for each day in which services are provided. The Company will pay Dr. Bank and AFO Advisors, LLC retainer fees of $3,000 and $7,500 per month, respectively (in lieu of such retainer fee, at our sole discretion, we may determine to pay Dr. Bank and/or AFO Advisors, LLC $1,500 per day for each day in which services are provided). The agreements are to last until July 31, 2007 (subject to early termination if we determine that insufficient services have been provided to justify continuation of the agreements).

In addition, under the terms of the agreements, each of the persons providing consulting services has agreed: (i) not to compete with the Company during the term of the consulting agreement and for a period of one year thereafter, (ii) not to directly or indirectly solicit any employees or consultants of the Company to leave the employ of the Company, (iii) to maintain the confidentiality of information regarding the Company obtained during the term of their consultancy, and to return all confidential information to the Company upon request, (iv) that all work done for the Company during the term of the consultancy is the exclusive property of the Company, and is assigned to the Company, and (v) to waive the right to assert any form of legal claim or any action against the Company that such person may have had prior to the signing of the consulting agreement.

The preceding description of the consulting agreements does not purport to be complete and is qualified in its entirety by reference to the Company’s Form Consulting Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Exhibit

10.1	Form of Arbios Systems, Inc. Consulting Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ARBIOS SYSTEMS, INC.

Date: July 19, 2006	By:	/s/ WALTER C. OGIER
Walter C. Ogier, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Form of Arbios Systems, Inc. Consulting Agreement